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                                                                     Exhibit 5.1
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                                                                   March 1, 1995


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C. 20549

    Re:  Registration Statement on Form S-4
         (File No. 33-57579)

Ladies and Gentlemen:

    I am Vice President-Law and Corporate Secretary of UAL Corporation, a Delaware corporation (the "Company"), and am familiar with the proceedings taken and to be taken by the Company (the "Corporate Proceedings") in connection with the Registration Statement on Form S-4 (File No. 33-57579) (the "Registration Statement"), that the Company has filed under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer to exchange for the Company's outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") the Company's 6-3/8% Convertible Subordinated Debentures due 2025 (the "Debentures") to be issued pursuant to an indenture (the "Indenture") to be dated as of April 3, 1995 between the Company and The Bank of New York, as trustee.

    This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

    In connection with this opinion, I or attorneys under my supervision have examined or are familiar with originals or copies of (i) the Restated Certificate of Incorporation and By-laws of the Company, (ii) resolutions of the Board of Directors, (iii) the Registration Statement, (iv) the Rights Agreement dated as of December 11, 1986, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), which provides for one right (the "Right") to purchase shares of the Company's Series C Junior Participating Preferred Stock to be attached to and issued with each share of the Company's common stock, $.01 par value (the "Common Stock"), and
(v) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

    Based upon and subject to the foregoing, I am of the opinion that upon completion of the Corporate Proceedings:
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  1.  The Debentures will have been duly authorized for issuance and, when the
Indenture has been duly executed and delivered by the parties thereto and when the Debentures are duly executed, authenticated, issued and delivered in exchange for the shares of Series A Preferred Stock as contemplated by the Registration Statement, the Debentures will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in a proceeding at law or in equity) and the laws of fraudulent conveyance.

  2. The Common Stock to be issued upon conversion of the Debentures, when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable.

  3. The Rights, when issued in accordance with the Rights Agreement, will be validly issued.

  I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                       Very truly yours,

                                       /s/  FRANCESCA M. MAHER

                                       Francesca M. Maher
                                       Vice President-Law and
                                         Corporate Secretary